AMENDMENT NO. 6 TO

TRANSFER AGENCY AGREEMENT

This Amendment No. 6 (this "Amendment No. 6") between ProFunds and ProFunds Distributors, Inc. (collectively, the "Clients") and FIS Investor Services LLC, formerly known as SunGard Investor Services LLC (assignee of Citi Fund Services Ohio, Inc., assignee of BISYS Fund Services Ohio Inc.) ("FIS") is entered into as of July 26, 2021, and amends the Transfer Agency Services Agreement between FIS and the Clients dated January 1, 2007, as amended on each of March 19, 2009, April 1, 2015, April 1, 2018, March 1, 2020, and July 26, 2021 (as amended, the "Agreement").

All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement, except that (i) all references in the Agreement to "SunGard Investor Services LLC" or "Citi Fund Services Ohio, Inc." or "BISYS Fund Services Ohio Inc." shall be read as references to "FIS Investor Services LLC," (ii) all references in the Agreement to "SIS" shall be read as references to "FIS," and (iii) all references in sections 2 and 4 of the Agreement to BFI shall mean "FIS Investor Services or the properly appointed successor custodian."

WHEREAS, FIS and the Clients wish to update Schedule A to the Agreement and provide for the removal of services from the scope of this Agreement at Clients' discretion and clarify the non-exclusive nature of FIS's services.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Clients and FIS hereby agree as follows:

1.Section 1. As of July 26, 2021, the following subsection (e) shall be added after subsection

(d)under Section 1:

"(e) Notwithstanding anything to the contrary contained in this Agreement and for purposes of clarity, Clients and FIS hereby acknowledge and agree that the services provided by FIS pursuant to this Agreement are not exclusive, and Clients can engage any third party to provide any or all of the services provided by FIS pursuant to this Agreement with respect to Bitcoin Strategy ProFund at any time in its sole discretion upon notice to FIS. The transition of services with respect to Bitcoin Strategy ProFund shall not constitute a termination of this Agreement."

2.Schedule A. As of July 26, 2021, Bitcoin Strategy ProFund is hereby added to Schedule

A.

3.Miscellaneous.

(a)This Amendment No. 6 supplements and amends the Agreement. The provisions set forth in this Amendment No. 6 supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein. After the effective dates of each provision of this Amendment No. 6 each reference to the Agreement in every other agreement, contract or instrument to which the parties are bound that are related to the transfer agency services provided under the Agreement, shall hereafter be construed as a reference to the Agreement as amended by this Amendment No. 6.

(b)No amendment or modification to this Amendment No. 6 shall be valid unless made in writing and executed by both parties hereto.

(c)This Amendment No. 6 may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement. Facsimile, scanned image or electronic signatures are as valid as originals.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused the provisions of this Amendment No. 6 to become effective on the dates indicated herein.

FIS Investor Services LLC

By: /s/Peggy Poche

Name: Peggy Poche

Title: Accounting Manager

Date: August 9, 2021

ProFunds Distributors, Inc.

By: /s/Don Roberson

Name: Don Roberson

Title: President

Date: August 9, 2021

ProFunds

By: /s/Todd Johnson

Name: Todd Johnson

Title: President

Date: August 9, 2021